Exhibit 23.7

                            [Letterhead of IDC]



FAX COVER SHEET

Date:   April 9, 1999                    Time     12:13 PM
To:     Marina Shevyrtalova              Phone:   212-272-3594
        Bear, Stearns & Company, Inc.    FAX:     212-272-3092
From:   Michael Carbonneau               Phone:   508-935-4299
                                         FAX:     508-935-4700
Re:     Quote Approval

Number of pages including cover sheet:  1

Message:
This quote has been approved for Bear Stearns to use in the SEC filing for the globe.com.

"International Data Corporation estimates that the number of web users, worldwide, exceeded 142 million in 1998 and will grow to over 398 million by 2002."

Please call me with any questions.  Thanks.